Exhibit 4.3

GUARANTY AND SECURITY AGREEMENT

by

LANDS’ END, INC.

as Domestic Borrower

and

THE OTHER GRANTORS PARTY HERETO

FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,

as Agent

Dated as of April 4, 2014

TABLE OF CONTENTS

		Page
PREAMBLE		1

RECITALS		1

AGREEMENT		1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	6
SECTION 1.3.	Perfection Certificate	6

ARTICLE II

GUARANTY

SECTION 2.1.	Guaranty	7
SECTION 2.2.	Obligations Not Affected	7
SECTION 2.3.	Security	7
SECTION 2.4.	Guaranty of Payment	8
SECTION 2.5.	No Discharge or Diminishment of Guaranty	8
SECTION 2.6.	Information	8
SECTION 2.7.	Subordination	9

ARTICLE III

GRANT OF SECURITY

SECTION 3.1.	Grant of Security Interest	9
SECTION 3.2.	Secured Obligations	10
SECTION 3.3.	Security Interest	10

ARTICLE IV

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 4.1.	Delivery of Certificated Securities Collateral	11
SECTION 4.2.	Perfection of Uncertificated Securities Collateral	11

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		Page

ARTICLE VIII

REMEDIES

SECTION 8.1.	Remedies	21
SECTION 8.2.	Notice of Sale	23
SECTION 8.3.	Waiver of Notice and Claims	23
SECTION 8.4.	Certain Sales of Collateral	23
SECTION 8.5.	No Waiver; Cumulative Remedies	25
SECTION 8.6.	Grant of License	25
SECTION 8.7.	Application of Proceeds	25

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.	Concerning the Agent	26
SECTION 9.2.	Agent May Perform; Agent Appointed Attorney-in-Fact	27
SECTION 9.3.	[Reserved.]	27
SECTION 9.4.	Continuing Security Interest; Assignment	27
SECTION 9.5.	Termination; Release	28
SECTION 9.6.	Modification in Writing	28
SECTION 9.7.	Notices	28
SECTION 9.8.	GOVERNING LAW	28
SECTION 9.9.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	28
SECTION 9.10.	Severability of Provisions	30
SECTION 9.11.	Execution in Counterparts; Effectiveness	30
SECTION 9.12.	No Release	30
SECTION 9.13.	Intercreditor Agreement	31

SIGNATURES

EXHIBIT 1	Form of Securities Pledge Amendment
SCHEDULE I	Intercompany Notes
SCHEDULE II	Filings, Registrations and Recordings
SCHEDULE III	Pledged Interests

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GUARANTY AND SECURITY AGREEMENT

GUARANTY AND SECURITY AGREEMENT dated as of April 4, 2014 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by (i) LANDS’ END, INC., a Delaware corporation having an office at 1 Lands’ End Lane, Dodgeville, Wisconsin 53533 (the “Domestic Borrower”), and (ii) THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Guarantors”) AND THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Domestic Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacity as administrative agent and collateral agent for the Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Agent”).

R E C I T A L S :

A. The Domestic Borrower, the Agent, and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Grantors will receive substantial benefits from the execution, delivery and performance of the Obligations and each is, therefore, willing to enter into this Agreement.

C. This Agreement is given by each Grantor in favor of the Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Obligations.

D. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to the L/C Issuer’s issuing Letters of Credit under the Credit Agreement that each Grantor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such in the Preamble hereof.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 3.1 hereof.

“Control Agreements” shall mean, collectively, the Blocked Account Agreements and the Securities Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Schedule III to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) renewals, supplements and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all Restricted Payments from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Domestic Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Excluded Property” shall mean the following:

(a) any license, permit, lease, contract or other agreement or instrument held by any Grantor if the grant of a security interest in such lease, contract, agreement or instrument shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or result in such Grantor’s loss of use of such asset or (B) a breach or termination (or any right of termination) pursuant to the terms of, or a default under, any such license, permit, lease, contract or other agreement or instrument (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable Law or principles of equity);

(b) any assets or property to the extent the creation of a security interest therein or thereon is prohibited by applicable Law or by an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation of or in connection with the acquisition of such assets (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity);

(c) U.S. intent-to-use trademark applications prior to the filing and acceptance of a verified statement of use or an amendment to allege use with the United States Patent and Trademark Office with respect thereto;

(d) voting Equity Interests in excess of 65% of the total voting Equity Interests of any Subsidiary that is a CFC, or that owns no material assets other than Equity Interests in one or more CFCs;

(e) any fee-owned real property other than Material Real Estate, and all leasehold interests in real property; and

(f) any specifically identified asset with respect to which the Agent has confirmed in writing to the Grantors its reasonable determination, in consultation with the Domestic Borrower, that the costs or other consequences (including adverse tax consequences) of providing a security interest is excessive in view of the practical benefits to be obtained by the Credit Parties;

provided, however, that in each case described in clauses (a) and (b) of this definition, such property shall constitute “Excluded Property” only to the extent and for so long as such license, permit, lease, contract, agreement, instrument or applicable Law or contractual obligation validly prohibits the creation of a Lien on such property in favor of the Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; provided further, that “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Intellectual Property” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and other intellectual property, including all goodwill relating thereto, and all know-how, trade secrets, designs, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill.

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes described on Schedule I hereto and each intercompany note hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes.

“Letters of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.

“Licenses” shall mean, collectively, with respect to each Grantor, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright or other intellectual property, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and amendments thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future breach or violations thereof, (iii) rights to sue for past, present and future breach or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright or other intellectual property subject to the foregoing.

“Original Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents and patent applications listed in Schedule III to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any of the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain Perfection Certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Agent for the benefit of the Credit Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Agent) executed and delivered by the applicable Grantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a Joinder Agreement executed in accordance with Section 6.11 of the Credit Agreement, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in SECTION 6.1 hereof.

“Pledged Securities” shall mean (except, in each case, to the extent constituting Excluded Property), collectively, with respect to each Grantor, all Equity Interests held by such Grantor in any issuer now existing or hereafter acquired or formed, including, without limitation, all Equity Interests described in Schedule III hereof, together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests issued by any such issuer under the Organization Documents of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and all other Investment Property owned by such Grantor.

“Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent with respect to the obtaining of control for purposes of perfection of any Securities Account of a Grantor.

“Securities Collateral” shall mean, collectively, the Pledged Securities and the Intercompany Notes.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Section III to the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any of the foregoing, (ii) extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements, dilution or violation thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilution or violation thereof.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2. Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Agreement.

SECTION 1.3. Perfection Certificate. The Agent and each Grantor agree that the Perfection Certificate, and all schedules, amendments, restatements and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GUARANTY

SECTION 2.1. Guaranty.

Each Grantor (other than the Domestic Borrower) irrevocably and unconditionally guaranties, jointly with the other Grantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the Borrowers and each other applicable Loan Party of all Obligations, including all such Obligations which shall become due but for the operation of any Debtor Relief Law. The Domestic Borrower irrevocably and unconditionally guaranties, severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the other Borrowers and each other applicable Loan Party of all Obligations, including all such Obligations which shall become due but for the operation of any Debtor Relief Law. Each Grantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Agreement notwithstanding any extension or renewal of any Obligation.

SECTION 2.2. Obligations Not Affected.

To the fullest extent permitted by applicable Law, each Grantor waives presentment to, demand of payment from, and protest to, any Loan Party of any of the Obligations, and also waives notice of acceptance of this guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by applicable Law, the obligations of each Grantor hereunder shall not be discharged or impaired or otherwise affected by (a) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, any other Loan Document or any other agreement delivered or given in connection herewith or therewith, with respect to any Loan Party or with respect to the Obligations, (b) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Agent or any other Credit Party, or (c) the lack of legal existence of any Loan Party or legal obligation to discharge any of the Obligations by any Loan Party for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party.

SECTION 2.3. Security.

Each of the Grantors hereby acknowledges and agrees that the Agent and each of the other Credit Parties may (a) take and hold security for the payment of this guaranty and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine (subject to any limitations contained herein), and (c) release or substitute any one or more endorsees, the Domestic Borrower or other obligors, in each case without affecting or impairing in any way the liability of any Grantor hereunder.

SECTION 2.4. Guaranty of Payment.

Each of the Grantors further agrees that this guaranty constitutes a guaranty of payment and performance when due of all Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the Agent or any other Credit Party to any of the Collateral or other security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any other Credit Party in favor of any Loan Party or any other Person or to any other guarantor of all or part of the Obligations. Any payment required to be made by the Grantors hereunder may be required by the Agent or any other Credit Party on any number of occasions and shall be payable to the Agent, for the benefit of the Agent and the other Credit Parties, in the manner provided in the Credit Agreement.

SECTION 2.5. No Discharge or Diminishment of Guaranty.

The obligations of each Grantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than the defense of payment in full in cash of the Obligations). Without limiting the generality of the foregoing, the Obligations of each Grantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, the Credit Agreement, any other Loan Document or any other agreement delivered or given in connection herewith or therewith, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Grantor or that would otherwise operate as a discharge of any Grantor as a matter of law or equity (other than a written release of such Grantor from the Agent in accordance with the terms of the Loan Documents or the payment in full in cash of the Obligations).

SECTION 2.6. Information.

Each of the Grantors assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Grantor assumes and incurs hereunder, and agrees that none of the Agent or the other Credit Parties will have any duty to advise any of the Grantors of information known to it or any of them regarding such circumstances or risks.

SECTION 2.7. Subordination.

Upon payment by any Grantor of any Obligations, all rights of such Grantor against any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all of the Obligations (other than (i) contingent indemnification obligations for which a claim has not been asserted, and (ii) Letters of Credit that have been Cash Collateralized or for which back-to-back letters of credit from an issuer acceptable to the L/C Issuer and on terms acceptable to the L/C Issuer have been provided in respect of such Letters of Credit) and the termination of the Commitments. If any amount shall erroneously be paid to any Grantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

ARTICLE III

GRANT OF SECURITY

SECTION 3.1. Grant of Security Interest.

As collateral security for the payment and performance in full of all the Obligations, each Grantor hereby pledges and grants to the Agent for its benefit and for the benefit of the other Credit Parties, a lien on and security interest in all of the following property of such Grantor, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)	all Accounts, including all Credit Card Receivables;

(ii)	all Goods, including Equipment, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property;

(viii)	all Commercial Tort Claims, including, without limitation, those described in Schedule IV to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Grantor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and all indemnities, warranties, collateral security and guarantees payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above or otherwise, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

SECTION 3.2. Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Obligations.

SECTION 3.3. Security Interest. (a) Each Grantor hereby irrevocably authorizes the Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) a description of the Collateral as “all assets of the Grantor, wherever located, whether now owned or hereafter acquired” or words of similar effect and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Agent promptly upon request.

(b) Each Grantor hereby ratifies its prior authorization for the Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

(c) Each Grantor hereby further authorizes the Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in any Intellectual Property constituting Collateral, without the signature of such Grantor, and naming such Grantor, as debtor, and the Agent, as secured party.

ARTICLE IV

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF COLLATERAL

SECTION 4.1. Delivery of Certificated Securities Collateral. Each Grantor represents and warrants that all certificates or instruments representing or evidencing any certificated Securities Collateral in existence on the date hereof have been delivered to the Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Agent has a perfected security interest therein, in each case prior and superior in right to any other Lien (other than Permitted Encumbrances which by operation of Law or the Intercreditor Agreement or any customary intercreditor agreement would have priority to the Liens securing the Obligations). Each Grantor hereby agrees that all certificates or instruments representing or evidencing certificated Securities Collateral acquired by such Grantor after the date hereof, shall promptly (and in any event within ten (10) Business Days) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right with written notice to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.

SECTION 4.2. Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that the Agent has a perfected security interest, in each case prior and superior in right to any other Lien (other than Permitted Encumbrances which by operation of Law or the Intercreditor Agreement or any customary intercreditor agreement would have priority to the Liens securing the Obligations), in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof

(to the extent that a security interest therein can be perfected by the filing of an appropriate UCC-1 financing statement) and that, in the case of any Pledged Securities issued by a Grantor or any wholly-owned Subsidiary thereof, (i) the applicable Organization Documents of such Grantor or such wholly-owned Subsidiary do not require the consent of the other shareholders, members, partners or other Person to permit the Agent or its designee to be substituted, following the occurrence and during the continuation of an Event of Default, for the applicable Grantor as a shareholder, member, partner or other equity owner, as applicable, thereto or (ii) to the extent such consent is required, it has been granted in accordance with the applicable Organizational Documents (and each Grantor hereby consents in respect of any Pledged Securities pledged by such Grantor, to the extent permitted by such Organizational Documents, to such substitution, effective following the occurrence and during the continuation of an Event of Default). Each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then, after the occurrence and during the continuation of any Event of Default, such Grantor shall, to the extent permitted by applicable Law and upon the request of the Agent, use its reasonable best efforts to (a) cause such pledge to be recorded on the equityholder register or the books of the issuer and (b) execute customary pledge forms or other documents necessary or reasonably requested to complete the pledge and give the Agent the right to transfer such Pledged Securities under the terms hereof.

SECTION 4.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the security interests granted pursuant to this Agreement will, upon completion of the filings and other actions specified on Schedule II hereto (which, in the case of all filings and other documents referred to on said Schedule, have been or will be delivered to the Agent in completed and, if applicable, duly executed form in accordance with the Credit Agreement and the other Loan Documents) constitute valid perfected security interests in favor of the Agent, for the benefit of the Credit Parties, in each case prior and superior in right to any other Lien (other than Permitted Encumbrances which by operation of Law or the Intercreditor Agreement or any customary intercreditor agreement would have priority to the Liens securing the Obligations), as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor, in (a) all Collateral, Liens in which can be perfected by the filing of an appropriate UCC-1 financing statement and (b) all registered Intellectual Property identified in Schedule III to the Perfection Certificate, to the extent that Liens therein can be perfected by filing of a security agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable. Each Grantor further represents and warrants that the security interests granted pursuant to this Agreement in Deposit Accounts and Securities Accounts or cash and cash equivalents contained therein will constitute valid perfected security interests in favor of the Agent, for the benefit of the Credit Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor upon the entry by the applicable parties into appropriate Control Agreements, in any case to the extent required by the Loan Documents. Each Grantor agrees that at the sole cost and expense of the Grantors, and without limiting any of the other provisions of this Agreement

(including, without limitation, SECTION 3.3 hereof), at any time and from time to time, upon the written request of the Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the other Loan Documents and the rights and powers herein and therein granted, including the filing of any financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other applicable Laws) and, to the extent applicable, the execution and delivery of Control Agreements on Blocked Accounts and intellectual property agreements or instruments to be filed with the United States Patent and Trademark Office or the United States Copyright Office, all in form reasonably satisfactory to the Agent and in such offices as the Agent may reasonably request.

(b) Notwithstanding anything in this Agreement to the contrary, other than the filing of a UCC financing statement (i) no actions shall be required to perfect the security interest granted hereunder in Letter-of-Credit Rights, (ii) no actions shall be required to perfect the security interest granted hereunder in any motor vehicles and other assets subject to certificates of title, (iii) no actions shall be required to perfect the security interest granted hereunder in any Commercial Tort Claims having a nominal value of $1,000,000 or less and (iv) no Grantor shall be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States or any State or political subdivision thereof. In addition, to the extent that any security interest intended to be created hereunder in property of the type described in clauses (i), (ii) or (iii) of this clause (b) is not valid and binding, no Grantor shall be found to be in breach of this Agreement or any of its obligations hereunder by virtue thereof, notwithstanding any other provisions herein to the contrary.

SECTION 4.4. Other Actions. Each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a) Instruments and Tangible Chattel Paper. As of the date hereof no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than (a) such Instruments and Tangible Chattel Paper listed in Schedule II. E. to the Perfection Certificate and (b) Instruments with a face value equal to or less than $250,000 individually or $1,000,000 in the aggregate as to all such Instruments held by or payable to any Grantor. If any amount payable (other than by a Grantor) under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper consisting of a promissory note that equals or exceeds $1,000,000, the Grantor acquiring such promissory note shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may reasonably request from time to time.

(b) Investment Property. (i) (1) As of the date hereof, it has no Securities Accounts other than those listed in Schedule II.B. to the Perfection Certificate, (2) as of the date hereof, it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those listed in Schedule III hereto, and other than those constituting Excluded Property, and (3) within sixty (60) days following the Closing Date (as such time period may be extended by the Agent in its sole discretion), it shall enter into and deliver to the Agent a duly authorized, executed and delivered Securities Account Control Agreement with respect to each Securities Account listed in Schedule II. B. to the Perfection Certificate. Except with respect to the Securities Accounts described in this clause (i) and any Securities Accounts established hereafter in accordance with clause (iii) below, no Grantor has any Securities Accounts.

(ii) No Grantor shall hereafter establish and maintain any Securities Account, unless such Grantor shall have delivered a Control Agreement to the Agent with respect to such Securities Account within 90 days (or such additional time as agreed by the Agent) of establishing such Securities Account. The Agent agrees with each Grantor that the Agent shall not give any entitlement orders or instructions or directions to Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor with respect to any Securities Account, unless a Cash Dominion Event has occurred and is continuing.

(iv) As between the Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Agent, a Securities Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this SECTION 4.4(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable Law. In the event that, following the occurrence and continuation of an Event of Default, any Grantor shall fail to make any payment of any Claims or customary fees with respect to any Pledged Securities, the Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Agent for all costs and expenses incurred by the Agent under this SECTION 4.4(b) and under SECTION 9.3 hereof.

(c) Commercial Tort Claims. As of the date hereof it holds no Commercial Tort Claims other than those listed in Schedule IV to the Perfection Certificate. On each date on which a Compliance Certificate is required to be delivered pursuant to the Credit Agreement, each Grantor shall notify the Agent in writing signed by such Grantor of any Commercial Tort Claim acquired by such Grantor and not previously identified to the Agent having a nominal value in excess of $1,000,000, providing the brief details thereof and upon delivery thereof to the Agent, such Grantor shall be deemed to thereby grant to the Agent a security interest in such Commercial Tort Claim.

SECTION 4.5. Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Agent such additional assignments, agreements, supplements, powers and instruments, as the Agent may reasonably request in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Agent or permit the Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. If an Event of Default has occurred and is continuing, the Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Agent acknowledge that this Agreement is intended to grant to the Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 5.1. Title. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent pursuant to this Agreement or as are permitted by the Credit Agreement.

SECTION 5.2. Limitation on Liens; Defense of Claims; Transferability of Collateral. Except for the security interest granted to the Agent for the benefit of the Credit Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, each Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Agent or any other Credit Party other than Permitted Encumbrances.

SECTION 5.3. Chief Executive Office; Change of Name; Jurisdiction of Organization. (a) The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number or equivalent (if any) and chief executive office of such Grantor is indicated next to its name in Schedules I.A. and I.B to the Perfection Certificate.

(b) The Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in SECTION 5.3(a) (provided that the Grantors shall be under no obligation to deliver any such opinions). If any Grantor fails to provide information to the Agent about such changes on a timely basis, the Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Agent needed to have information relating to such changes. The Agent shall have no duty to inquire about such changes if any Grantor does not inform the Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 5.4. Reserved. Due Authorization and Issuance. All of the Pledged Securities issued by any Grantor or any wholly-owned Subsidiary thereof have been, and to the extent any Pledged Securities are hereafter issued, such shares or other equity interests issued by any Grantor or any wholly-owned Subsidiary thereof will be, upon such issuance, duly authorized, validly issued and, to the extent applicable, fully paid and non-assessable.

SECTION 5.6. Consents. Following the occurrence and during the continuation of an Event of Default, if the Agent desires to exercise any remedies or consensual rights or attorney-in-fact powers set forth in this Agreement and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 5.7. Insurance. Such Grantor shall maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement. Each Grantor hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto (it being understood and agreed that after the occurrence and during the continuance of a Cash Dominion Event, such Grantor shall remit to the Agent any such proceeds of insurance policies as and to the extent required by the Credit Agreement). In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto, to the extent required by Section 6.07 of the Credit Agreement, the Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Agent deems advisable. All sums disbursed by the Agent in connection with this SECTION 5.7, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Agent and shall be additional Obligations secured hereby.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 6.1. Pledge of Additional Securities Collateral. Each Grantor shall, upon obtaining any certificated Pledged Securities (including without limitation by way of Distribution) or Intercompany Notes of any Person required to be pledged hereunder, accept the same in trust for the benefit of the Agent and forthwith deliver to the Agent a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 1 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under SECTION 4.1 and SECTION 4.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Grantor hereby authorizes the Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder be considered Collateral.

SECTION 6.2. Voting Rights; Distributions; etc.

(i) So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other Loan Document evidencing the Obligations. The Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this SECTION 6.2(i).

(ii) Upon the occurrence and during the continuance of any Event of Default, all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to SECTION 6.2(i) hereof without any action or the giving of any notice (other than notice suspending such rights with respect to any Securities Collateral) shall immediately cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that the Agent shall have the right, in its sole discretion, from time to time following the occurrence and continuance of an Event of Default to permit such Grantor to exercise such rights under SECTION 6.2(i). After such Event of Default is no longer continuing, each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to SECTION 6.2(i) hereof.

(iii) So long as no Cash Dominion Event shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent permitted by, the provisions of the Credit Agreement. The Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this SECTION 6.2(iii).

(iv) Upon the occurrence and during the continuance of any Cash Dominion Event, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to SECTION 6.2(iii) hereof shall cease and, subject to the Intercreditor Agreement, all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions. After such Cash Dominion Event is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to SECTION 6.2(iii).

(v) Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Agent appropriate instruments as the Agent may reasonably request in order to permit the Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to SECTION 6.2(ii) hereof and to receive all Distributions which it may be entitled to receive under SECTION 6.1 and SECTION 6.2(iv) hereof.

(vi) All Distributions which are received by any Grantor contrary to the provisions of SECTION 6.2(iii) hereof shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall, subject to the Intercreditor Agreement, immediately be paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 6.3. Defaults, Etc. As of the Closing Date, there are no certificates (other than the Organization Documents and certificates, if any, delivered to the Agent) which evidence any certificated Pledged Securities of such Grantor.

SECTION 6.4. Certain Agreements of Grantors As Issuers and Holders of Equity Interests.

(i) In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii) In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organization Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Agent or its nominee and to the substitution of the Agent or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 7.1. Registrations. Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business incidental to products or services purchased, or as would not reasonably be expected to result in a Material Adverse Effect, on and as of the date hereof (i) each Grantor owns and possesses the right to use any Copyright, Patent or Trademark listed in Schedule III to the Perfection Certificate reasonably necessary for the operation of the business of the Grantors and their Subsidiaries, taken as a whole, and (ii) all registrations listed in Schedule III to the Perfection Certificate are valid and in full force and effect.

SECTION 7.2. No Violations or Proceedings. To each Grantor’s knowledge, on and as of the date of this Agreement, there is no violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in Section III of the Perfection Certificate, respectively, pledged by it under the name of such Grantor.

SECTION 7.3. Protection of Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (i) maintain and protect the Intellectual Property necessary for the conduct of business of the Grantors and their Subsidiaries, taken as a whole, and (ii) not permit to lapse or become abandoned any Intellectual Property necessary for the conduct of business of the Grantors and their Subsidiaries, taken as a whole.

SECTION 7.4. After-Acquired Property. If any Grantor shall, at any time before this Agreement shall have been terminated in accordance with SECTION 9.5(a), (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or the filing and acceptance of a verified statement of use or an amendment to allege use with the United States Patent and Trademark Office with respect to any United States intent-to-use trademark application previously constituting Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this SECTION 7.4 with respect to such Grantor shall automatically constitute Collateral if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. On or prior to the date on which the Compliance Certificate is required to be delivered for any period, the Domestic Borrower shall deliver to the Agent a supplement relating to any Intellectual Property that has been federally registered during the preceding fiscal quarter, if any, in each case executed by the applicable Grantors.

SECTION 7.5. Modifications. Each Grantor authorizes the Agent to modify this Agreement by amending Schedule III to the Perfection Certificate to include any Intellectual Property acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in SECTION 7.4 hereof.

SECTION 7.6. Litigation. Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of Intellectual Property and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property and/or bring suit in the name of any Grantor, the Agent or the other Credit Parties to enforce the Intellectual Property and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Agent, do any and all lawful acts and execute any and all documents requested by the Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Agent, as the case may be, for all costs and expenses incurred by the Agent in the exercise of its rights under this SECTION 7.6 in accordance with SECTION 9.3 hereof. In the event that the Agent shall elect not to bring suit to enforce the Intellectual Property, each Grantor agrees, following the occurrence and during the continuation of an Event of Default, at the request of the Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

SECTION 7.7. Third Party Consents. Each Grantor shall, following the occurrence and during the continuation of an Event of Default, upon the reasonable request of the Agent, use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Agent in any Collateral constituting Intellectual Property.

ARTICLE VIII

REMEDIES

SECTION 8.1. Remedies. Upon the occurrence and during the continuance of any Event of Default the Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Agent and shall promptly pay such amounts to the Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Agent at any place or places reasonably selected by the Agent, in which event such Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Agent and therewith delivered to the Agent,

(B) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Time is of the essence with respect to each Grantor’s obligation to deliver the Collateral as contemplated in this SECTION 8.1. Upon application to a court of equity having jurisdiction, the Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Obligations as provided in SECTION 8.7 hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in SECTION 8.7 hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii) Exercise all the rights and remedies in the Collateral of a secured party under the UCC, and the Agent may also in its sole discretion, without notice except as specified in SECTION 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, as part of one or more going out of business sales in the Agent’s own right or by one or more agents and contractors, all as the Agent, in its sole discretion, may deem advisable, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem advisable. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon reasonable notice, the Agent shall have the right to conduct such sales on any Grantor’s premises and shall have the right to use any Grantor’s premises without charge for such sales for such time or times as the Agent may reasonably see fit. The Agent and any agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. The Agent or any other Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2. Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3. Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Agent’s taking possession or the Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (i) all damages occasioned by such taking of possession, (ii) except as otherwise expressly provided herein, all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Agent shall not be liable for any incorrect or improper payment made pursuant to this ARTICLE VIII in the absence of gross negligence, bad faith or willful misconduct. Any sale of or any other realization upon, any Collateral in accordance with this Agreement shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4. Certain Sales of Collateral.

(a) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Agent shall have no obligation to engage in public sales.

(b) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Laws, and applicable state securities Laws, the Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Laws), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Laws or under applicable state securities Laws, even if such issuer would agree to do so.

(c) If the Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Agent all such information as the Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Agent as exempt transactions under the Securities Laws and the rules of the SEC thereunder, as the same are from time to time in effect.

(d) Each Grantor further agrees that a breach of any of the covenants contained in this SECTION 8.4 will cause irreparable injury to the Agent and the other Credit Parties, that the Agent and the other Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this SECTION 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5. No Waiver; Cumulative Remedies.

(i) No failure on the part of the Agent to exercise, no course of dealing with respect to, and no delay on the part of the Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by Law.

(ii) In the event that the Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent, then and in every such case, the Grantors, the Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6. Grant of License. For the purpose of enabling the Agent, during the continuance of an Event of Default, to exercise rights and remedies under this ARTICLE VIII at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense all Intellectual Property of such Grantor, and any Equipment, Real Estate or other assets now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that, notwithstanding the foregoing, except as provided in any agreement between the Agent and the owner or licensor of such Intellectual Property, Equipment, Real Estate or other assets (including, without limitation, the Sears Tri-Party Agreement), this Agreement shall not constitute a license to use, license or sublicense, any Intellectual Property to the extent such license or sublicense is prohibited by or results in the termination of or requires any consent or waiver not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such Intellectual Property, except to the extent that (x) the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent or waiver is ineffective under applicable law, or (y) the contract, license, agreement, instrument or other document pursuant to which such Grantor was granted its rights to any such Intellectual Property was issued by a Subsidiary of such Grantor (and is not subject to an applicable constraint in an over-license or other agreement with a third party).

SECTION 8.7. Application of Proceeds. The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Agent of its remedies shall be applied, together with any other sums then held by the Agent pursuant to this Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Concerning the Agent.

(i) The Agent has been appointed as administrative agent and collateral agent pursuant to the Credit Agreement. The actions of the Agent hereunder are subject to the provisions of the Credit Agreement. The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents or attorneys-in-fact. The Agent may resign and a successor Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent under this Agreement, and the retiring Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Agent.

(ii) The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Agent nor any of the other Credit Parties shall have responsibility for, without limitation (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Agent or any other Credit Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii) The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) In the event of a conflict between this Agreement and any other Security Document, this Agreement shall govern.

SECTION 9.2. Agent May Perform; Agent Appointed Attorney-in-Fact.

(i) During the continuance of an Event of Default, if (1) any Grantor shall fail to perform any covenants contained in this Agreement or, with respect to covenants relating to the protection or preservation of the Collateral, in the Credit Agreement (including, without limitation, such Grantor’s covenants to (A) pay the premiums in respect of all required insurance policies hereunder, (B) pay taxes, (C) discharge Liens and (D) pay or perform any other obligations of such Grantor with respect to any Collateral) or (2) any warranty on the part of any Grantor contained herein shall be breached, the Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all amounts so expended by the Agent shall be paid by the Grantors in accordance with the terms of Section 10.04 of the Credit Agreement. Neither the provisions of this SECTION 9.2 nor any action taken by Agent pursuant to the provisions of this SECTION 9.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty from constituting an Event of Default.

(ii) Each Grantor hereby appoints the Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or in its own name, for the purpose of carrying out the terms of this Agreement, from time to time after the occurrence and during the continuation of an Event of Default, to take any and all appropriate action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Agent reasonably deems necessary to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. Anything in this SECTION 9.2(ii) to the contrary notwithstanding, the Agent agrees that it will not exercise any right under the power of attorney provided for in this SECTION 9.2(ii) unless an Event of Default shall have occurred and be continuing.

SECTION 9.3. [Reserved.]

SECTION 9.4. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns, and (ii) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the other Credit Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Credit Party may, subject to the provisions of the Credit Agreement, assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise.

SECTION 9.5. Termination; Release.

This Agreement, the Lien in favor of the Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate in accordance with Section 10.21 of the Credit Agreement.

SECTION 9.6. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Agent and the Grantors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Domestic Borrower set forth in the Credit Agreement and as to the Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this SECTION 9.7.

SECTION 9.8. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.9. CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY

WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO (OTHER THAN AS SET FORTH IN THE UK SECURITY DOCUMENTS), IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11. Execution in Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. No Release. Nothing set forth in this Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith.

SECTION 9.13. Intercreditor Agreement. THIS AGREEMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN. Any reference to “priority” or words of similar effect in describing any of the security interests created hereunder shall be understood to refer to such priority as set forth in the Intercreditor Agreement. Until such time as the Term Facility has been paid in full, to the extent the Grantors are required under the terms of the Term Credit Agreement to deliver any possessory Collateral constituting Term Priority Collateral to the Term Agent, such delivery shall be deemed to satisfy any obligation hereunder to deliver such Collateral to the Agent so long as the Term Agent holds such Collateral as bailee for the Agent pursuant to the terms of the Intercreditor Agreement. In the event of any direct conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Grantors and the Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

LANDS’ END, INC., as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	S. Vice President, General Counsel and Secretary

LANDS’ END DIRECT MERCHANTS, INC., as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	Secretary

LANDS’ END INTERNATIONAL, INC., as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	Secretary

LANDS’ END JAPAN, INC., as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	Secretary

LANDS’ END MEDIA COMPANY, as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	Secretary

Signature Page to Guaranty and Security Agreement

LEGC, LLC, as a Grantor

By:	/s/ Karl A. Dahlen
Name:	Karl A. Dahlen
Title:	S. Vice President, General Counsel and Secretary

Signature Page to Guaranty and Security Agreement

BANK OF AMERICA, N.A., as Agent

By:	/s/ Christine M. Scott
Name:	Christine M. Scott
Title:	S. Vice President and Director

Signature Page to Guaranty and Security Agreement

EXHIBIT 1

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of             , is delivered pursuant to SECTION 6.1 of that certain Security Agreement (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of April 4, 2014, made by (i) LANDS’ END, INC., a Delaware corporation (the “Domestic Borrower”), and (iii) THE GUARANTORS party thereto from time to time (the “Guarantors”), as pledgors, assignors and debtors (the Domestic Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), in favor of BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacity as collateral agent for the Credit Parties, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Grantor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

SCHEDULE I

Intercompany Notes

None.

SCHEDULE II

Filings, Registrations and Recordings

Uniform Commercial Code Filings

UCC-1 Financing Statements to be filed against the Grantors specified below with the Secretary of State of the jurisdiction next to such Grantor’s name:

Grantor	Jurisdiction
Lands’ End, Inc.	Delaware
Lands’ End Direct Merchants, Inc.	Delaware
LEGC, LLC	Virginia
Lands’ End International, Inc.	Delaware
Lands’ End Japan, Inc.	Delaware
Lands’ End Media Company	Wisconsin

Other Actions

1.	Establishing control over Collateral for which perfection requires possession or control (as defined in the New York UCC), including cash and cash equivalents and Deposit Accounts (for which an appropriate agreement with the applicable depository institution, broker, intermediary or other institution with which such assets are held would be needed).

2.	Filing of short-form grants of security interest in intellectual property with the United States Copyright Office and the United States Patent and Trademark Office.

3.	Any other steps required for perfection of Collateral that cannot be perfected by possession or control of such Collateral or the filing of a UCC-1 financing statement in the jurisdiction in which the applicable grantor is organized or domiciled, including recording of mortgages.

SCHEDULE III

Pledged Interests

Holder	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

Lands’ End, Inc.	Lands’ End Direct Merchants, Inc.	Corporation	100	100	100%	1

Lands’ End, Inc.	Lands’ End International, Inc.	Corporation	Class A: 1000 Class B: 1000	Class A: 1000 Class B: 1000	100%	A1, A2; B1, B2

Lands’ End, Inc.	Lands’ End Media Company	Corporation	1000	1000	100%	1

Lands’ End, Inc.	Lands’ End Japan KK	Corporation	9800	9800	65%	003, 004, 005, 006, 007, 008, 009, 010, 011, 012, 013, 014, 015, 016, 017[1]

Lands’ End, Inc.	Lands’ End Canada Outfitters ULC	Unlimited Liability Company	100	100	100%	Uncertificated

Lands’ End, Inc.	LEGC, LLC	Limited Liability Company	1	1	100%	Uncertificated

Lands’ End International, Inc.	Lands’ End Japan, Inc.	Corporation	800	800	100%	1

Lands’ End International, Inc.	Lands’ End Europe Limited	UK Limited Corporation	7,500,000	7,500,000	65%	10, 11

Lands’ End International, Inc.	Lands’ End GmbH	Corporation	1	1	65%	Uncertificated

[1]	A total of 6,370 shares of Japan KK are certificated. The remaining 3,430 shares are uncertificate